Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2012 Financial Results

•	New strategic licensee for flagship CEVA-XC4000 DSP targeting LTE-Advanced products

•	Design wins for audio and gesture recognition platforms continue CEVA’s expansion into new markets

MOUNTAIN VIEW, Calif. – November 01, 2012 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, portable and consumer electronic markets, today announced its financial results for the third quarter ended September 30, 2012.

Total revenue for the third quarter of 2012 was $12 million, a decrease of 19% compared to $14.8 million reported for the third quarter of 2011. Third quarter 2012 licensing revenue was $4.2 million, representing a decrease of 19% when compared to $5.2 million reported for the same quarter a year ago. Royalty revenue for the third quarter 2012 was $7.0 million, a decrease of 20% compared to $8.8 million reported for the third quarter of 2011. Revenue from services for the third quarter of 2012 was $0.7 million, a decrease of 13% compared to $0.9 million reported for the third quarter of 2011.

Of the seven new license agreements concluded during the third quarter, five agreements were for CEVA DSP cores, platforms and software, including new licensees for the CEVA-XC4000 DSP targeting LTE-Advanced products and the CEVA-MM3101 platform targeting gesture recognition products. Additionally, one agreement was for CEVA SATA/SAS product lines and one agreement was for CEVA Bluetooth technology. Target applications for customer deployment are 3G and 4G baseband processors, digital cameras, next-generation vision products, connectivity and SATA interface chips for enterprise applications. Geographically, one of the agreements signed was in Europe and six were in Asia Pacific, including Japan.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “While general macro-economic concerns adversely impacted our licensing revenue, we continue to see robust demand for our best-of-breed DSP technologies from customers targeting next-generation products. Despite some headwinds in our royalty growth, our wireless customer base made significant inroads into the 3G smartphone space during the quarter with a 7% sequential unit growth, key design wins and third quarter production ramp-ups from OEMs, including Huawei, Lenovo, Samsung and ZTE.”

U.S. GAAP net income for the third quarter of 2012 was $2.6 million, a 47% decrease from $4.9 million reported for the same period in 2011. U.S. GAAP diluted earnings per share for the third quarter of 2012 were $0.11, a decrease of 45% compared to $0.20 for the third quarter of 2011.

Non-GAAP net income and diluted earnings per share for the third quarter of 2012 were $3.8 million and $0.16, respectively, representing a 40% and 38% decrease, respectively, over the $6.3 million and $0.26 reported for the third quarter of 2011. Non-GAAP net income and diluted earnings per share for the third quarter of 2012 and 2011 excluded an aggregate equity-based compensation expense, net of taxes, of $1.2 million and $1.3 million, respectively.

Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Notwithstanding the current challenging environment, we are encouraged by trends in our long term royalty growth as our key customers are rolling out new 3G and 4G products to the market. Our confidence in the company’s future prospects and strong fundamentals is demonstrated through our share buyback program, whereby we purchased approximately 170,000 shares of our common stock during the quarter for approximately $2.9 million. We currently have approximately 730,000 remaining shares available for repurchase under our existing buyback program. We are focused on maintaining a strong balance sheet that includes no debt and at the end of the quarter, our overall cash balance, marketable securities and bank deposits totaled approximately $156 million.”

CEVA Conference Call

On November 1, 2012, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA)

•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=89778. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10019207) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 9, 2012. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, Image Signal Processing (ISP) and HD audio), voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2011, CEVA’s IP was shipped in over 1 billion devices and powers handsets from every top handset OEM, including Nokia, Samsung, HTC, LG, Motorola, Sony, Huawei and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about CEVA’s prospects associated with the 3G smartphone space and its best-of-breed DSP technologies targeting next-generation products, and Mr. Arieli’s statements about CEVA’s long term royalty growth and the stock buyback reflecting the company’s future prospects and strong fundamentals. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$4,213	$5,225	$14,693	$15,528
Royalties	7,046	8,766	23,747	26,244
Other revenues	747	856	2,270	2,515

Total revenues	12,006	14,847	40,710	44,287

Cost of revenues	1,046	811	2,927	2,635

Gross profit	10,960	14,036	37,783	41,652

Operating expenses:
Research and development, net	4,637	5,158	15,548	15,813
Sales and marketing	2,235	2,099	6,628	6,650
General and administrative	1,940	2,057	5,658	5,543

Total operating expenses	8,812	9,314	27,834	28,006

Operating income	2,148	4,722	9,949	13,646
Financial income, net	731	784	2,653	2,036

Income before taxes on income	2,879	5,506	12,602	15,682
Income taxes	285	571	1,672	1,973

Net income	2,594	4,935	10,930	13,709

Basic net income per share	$0.12	$0.21	$0.48	$0.59
Diluted net income per share	$0.11	$0.20	$0.46	$0.57
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	22,526	23,390	22,965	23,065
Diluted	23,019	24,253	23,565	24,105

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	2,594	4,935	10,930	13,709
Equity-based compensation expense included in cost of revenue	73	61	177	171
Equity-based compensation expense included in research and development expenses	468	510	1,327	1,372
Equity-based compensation expense included in sales and marketing expenses	284	291	723	747
Equity-based compensation expense included in general and administrative expenses	541	553	1,461	1,250
Income tax benefit	(206)	(99)	(550)	(98)

Non-GAAP net income	3,754	6,251	14,068	17,151

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	23,019	24,253	23,565	24,105
Weighted-average number of shares related to outstanding options	3	11	5	19

Non-GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	23,022	24,264	23,570	24,124
GAAP diluted net income per share	$0.11	$0.20	$0.46	$0.57
Equity-based compensation expense	$0.06	$0.06	$0.16	$0.14
Income tax benefit	(0.01)	—	(0.02)	—

Non-GAAP diluted net income per share	$0.16	$0.26	$0.60	$0.71

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. Dollars in Thousands

	September 30,	December 31,
	2012	2011(*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$21,680	$14,954
Marketable securities and short term bank deposits	119,969	124,458
Trade receivables, net	6,015	5,116
Deferred tax assets	1,993	2,248
Prepaid expenses and other accounts receivables	2,373	2,320

Total current assets	152,030	149,096

Long-term investments:
Long term bank deposits	14,153	25,106
Severance pay fund	5,791	5,473
Deferred tax assets	1,106	832
Property and equipment, net	1,192	1,235
Goodwill	36,498	36,498
Investment in other companies	2,433	900

Total assets	$213,203	$219,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,009	$580
Deferred revenues	867	1,074
Accrued expenses and other payables	8,261	10,124
Taxes payable	1,710	545
Deferred tax liabilities	197	290

Total current liabilities	12,044	12,613
Accrued severance pay	5,856	5,607

Total liabilities	17,900	18,220

Stockholders’ equity:
Common Stock	22	24
Additional paid in-capital	197,138	191,945
Treasury stock	(22,415)	—
Accumulated other comprehensive income (loss)	280	(901)
Retained earnings	20,278	9,852

Total stockholders’ equity	195,303	200,920

Total liabilities and stockholders’ equity	$213,203	$219,140

(*)	Derived from audited financial statements